Exhibit 99.1

Atrion Corporation Announces Election of New Director

ALLEN, Texas, March 13, 2017 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ:ATRI) today announced the election of Preston G. Athey as a director effective immediately. Mr. Athey recently retired after an extraordinary 38 year career with T. Rowe Price Associates. In 1991, he began managing the firm's Small-Cap Value Fund. Under his tutelage, fund assets grew from $45 million to $10 billion. Mr. Athey holds a BA degree from Yale University and an MBA degree from Stanford University. Mr. Athey brings a wealth of financial and operational experience, and will be another strong voice for our stockholders.

Atrion Corporation develops and manufactures products primarily for medical applications.  The Company’s website is www.atrioncorp.com.

Contact:
Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800